Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports Second Quarter 2010 Financial Results

CHICAGO (July 27, 2010) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its second quarter ended June 30, 2010.

Consolidated net revenue of $126.1 million increased 35.4 percent from $93.1 million in the 2009 second quarter, or approximately 34 percent on a constant currency basis. Net revenue increased 34.6 percent in the Americas, 15.4 percent in Europe (approximately 19 percent on a constant currency basis), and 69.4 percent in the Asia Pacific region (approximately 59 percent on a constant currency basis). Net revenue from Leadership Consulting Services increased 32.3 percent to $8.2 million and represented 6.5 percent of total net revenue in the quarter. Compared to the 2010 first quarter, consolidated net revenue increased 10.9 percent.

Operating income in the quarter was $7.6 million and the operating margin was 6.0 percent, compared to an operating loss of $11.6 million in the 2009 second quarter. Excluding $12.1 million of restructuring and impairment charges in the 2009 second quarter, which management believes more appropriately reflects core operations, operating income in that quarter was $0.5 million.

The number of executive search confirmations in the quarter increased 28.2 percent compared to the 2009 second quarter, and increased 0.6 percent compared to the 2010 first quarter. The number of consultants at June 30, 2010 was 343, compared to 380 at June 30, 2009, and 367 at March 31, 2010. Productivity, as measured by annualized net revenue per consultant increased to $1.4 million from $0.9 million in the 2009 second quarter. The average revenue per executive search was $108,600 compared to $102,700 in the 2009 second quarter.

Commenting on the second quarter results, Chief Executive Officer L. Kevin Kelly said, “We are pleased to report strong second quarter results. Net revenue, up 35.4 percent year over year and higher than our forecast, was driven by very strong performance from the Financial Services and Global Technology & Services practices, the Asia Pacific region, and noteworthy improvements in consultant productivity and average revenue per executive search.”

Consolidated salaries and employee benefits increased 33.1 percent to $86.0 million, from $64.6 million in the comparable quarter of 2009. The increase mostly reflects higher bonus accruals associated with the increase in net revenue. Salaries and employee benefits were 68.2 percent of net revenue for the quarter, compared to 69.4 percent in the 2009 second quarter.

Consolidated general and administrative expenses increased 17.3 percent to $32.9 million from $28.0 million in the 2009 second quarter. The increase includes a number of initiatives and investments that the company anticipates will yield cost savings and increased productivity in the future such as training, business development, practice meetings, and development of its internal search system. As a percentage of net revenue, consolidated general and administrative expenses were 26.1 percent, compared to 30.1 percent in the 2009 second quarter.

Net income was $2.7 million and diluted earnings per share were $0.15, based upon an effective tax rate in the quarter of 49.9 percent. These results compare to a reported net loss in the 2009 second quarter of $15.8 million and net loss per share of $0.93, which reflected an effective tax rate of 5.7 percent. Excluding restructuring charges of $12.1 million in the 2009 second quarter, which management believes more appropriately reflects core operations, the net loss was $3.0 million, and the net loss per share was $0.18 (applying the reported tax rate.)

Net cash generated by operating activities in the quarter was $23.7 million. In the comparable quarter of 2009, net cash used by operating activities was $19.0 million. Cash and cash equivalents at June 30, 2010 were $92.6 million, compared to $64.6 million at June 30, 2009, and $81.2 million at March 31, 2010.

Regional Review

$ in millions	2Q 10	2Q 09	Change	1Q 10	Change
Americas
Net revenue	$65.1	$48.3	$16.7	$57.5	$7.5
Operating income	$13.8	$5.1	$8.7	$4.4	$9.4
Consultants	160	178	(18)	165	(5)

Europe
Net revenue	$31.7	$27.5	$4.2	$32.8	$(1.1)
Operating income (loss)	$0.5	$1.4	$(0.9)	$(4.0)	$4.5
Consultants	110	122	(12)	123	(13)

Asia Pacific
Net revenue	$29.3	$17.3	$12.0	$23.4	$5.9
Operating income	$7.1	$2.2	$4.8	$3.3	$3.7
Consultants	73	80	(7)	79	(6)

Global Operations Support	$(14.1)	$(8.2)	$(5.9)	$(7.5)	$(6.6)
Restructuring charges	$(0.7)	$(12.1)	$11.4	$—	$(0.7)
Other operating income	$1.1	$—	$1.1	$—	$1.1

Total operating income (loss)	$7.6	$(11.6)	$19.1	$(3.8)	$11.4

Totals and subtotals may not equal the sum of individual line items due to rounding.

The Americas reported a 34.6 percent increase in year-over-year net revenue, driven by strong growth in the Financial Services and Global Technology & Services practices. The significant year-over-year improvement in operating income reflects leverage on the increase in net revenue without a corresponding increase in operating expenses as well as a benefit of approximately $1.1 million related to a reallocation of search and corporate support expenses to Global Operations Support. Compared to the 2010 first quarter, net revenue increased 13.1 percent.

Europe reported a 15.4 percent year-over-year increase in net revenue (approximately 19 percent on a constant currency basis) driven by strong revenue growth in the Consumer and Financial Services practices. In addition to higher bonus accruals based on an increase in forecasted net revenue, the year-over-year decline in operating income is a result of operating losses in several countries. Compared to the 2010 first quarter, net revenue declined 3.3 percent.

The Asia Pacific region reported a 69.4 percent year-over-year increase in net revenue (approximately 59 percent on a constant currency basis) driven by strong growth in the Financial Services and Industrial practices. The significant year-over-year improvement in operating income reflects leverage on the increase in net revenue. Compared to the 2010 first quarter, net revenue increased 25.4 percent.

Expenses related to Global Operations Support of $14.1 million increased $5.9 million compared to the 2009 second quarter. Included in this increase is approximately $2.5 million related to the worldwide partners’ conference, $1.0 million in professional fees, and $1.0 million in severance. The increase also includes $1.1 million for search and corporate support previously provided primarily through the America’s region that is now provided through the company’s Global Business Services group.

Six Months Results

For the six months ended June 30, 2010, consolidated net revenue of $239.7 million increased 31.5 percent from $182.3 million in the first six months of 2009, or approximately 28 percent on a constant currency basis. The number of executive searches confirmed in the first six months of 2010 increased 27.5 percent compared to the first six months of 2009. Operating income for the first six months was $3.8 million and the operating margin was 1.6 percent. This compares to an operating loss of $43.9 million for the first six months of 2009 (which included $25.4 million of restructuring and impairment charges.) Net income for the first six months of 2010 was $1.1 million and diluted earnings per share were $0.06, reflecting an effective tax rate of 38.8 percent. The reported net loss for the first six months of 2009 was $34.7 million and the net loss per share was $2.07, reflecting an effective tax benefit rate of 27.0 percent. Excluding restructuring and impairment charges of $25.4 million in the first six months of 2009, which management believes more appropriately reflects core operations, the operating loss was $18.5 million, the net loss was $16.1 million and the net loss per share was $0.96 (applying the reported tax rate.)

2010 Outlook

The company expects that 2010 third quarter net revenue will be between $114 million and $122 million, representing year-over-year growth of between 10 percent and 18 percent, and that the operating margin will be in the range of 3 and 7 percent. The company is currently forecasting 2010 net revenue in the range of $460 million and $485 million, representing growth over 2009 net revenue of between 16 percent and 23 percent, and an operating margin of between 3 and 5 percent.

Kelly added, “We had a great first half. The fundamentals of our business are strong and improving. Although I believe that the second half of 2010 will be significantly better than 2009, I am cautious about sustaining the kind of year-over-year growth rates we achieved in the first half of 2010 given the mixed reports about an economic recovery.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the second quarter 2010 results today, July 27, at 9:00 am Central time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing senior-level executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers around the world. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, we have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are: operating income (loss), net income (loss), and net income (loss) per share (i.e., EPS) to the extent presented as “excluding restructuring and impairment charges.” These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new technology and systems; and the ability to meet and achieve the expected savings resulting from cost-reduction initiatives and restructuring activities. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Wendi Taylor Nations, Senior Vice President, Chief Marketing Officer:

+1 312 496 1810 or wtaylornations@heidrick.com